Exhibit 99.1

For Immediate Release

Hyperthermia Therapy Featured as a “Powerful Tool” in Cancer Treatment by ABC Television (Philadelphia Affiliate)

SALT LAKE CITY – June 5, 2008 - BSD Medical Corp. (NASDAQ:BSDM) today announced the recent airing of a news segment titled “Putting the heat on cancer” on WPVI-TV (ABC Channel 6) in Philadelphia.  The segment interviewed patients and clinicians at the Cancer Treatment Centers of America (CTCA) in Philadelphia and highlighted the important role that hyperthermia therapy can play in cancer treatment. CTCA purchased BSD equipment and began to use hyperthermia therapy in its cancer treatment program in 2007.  CTCA continues to be a leader in the number of hyperthermia treatments performed in the United States.

Highlighted in the ABC broadcast is a patient who is a mother of five and a three-time breast cancer survivor from Pottstown, Pennsylvania.  The segment explains that she was one of the first patients to receive hyperthermia therapy at the Cancer Treatment Centers of America in Philadelphia and how she benefited from hyperthermia treatments during her battle against recurrent breast cancer. Curt Heese, MD, a physician at CTCA, describes how hyperthermia “makes malignant cancer cells more vulnerable to radiation.” The two minute video segment can be viewed at www.6abc.com.  (Note: After accessing the ABC news site, click on “Healthcheck” in the listing on the left side of the screen.  When the health related stories are open, scroll over to the picture of the BSD-500 and the story titled “Putting the heat on cancer.”)

About BSD Medical

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer.  Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.